Company Contact:	Investor Relations Contact:
Mr. Jing Xie	Mr. Crocker Coulson, President
Chief Financial Officer	CCG Investor Relations
Universal Travel Group	Phone: +1-646-213-1915 (NY office) or
Phone: +86-755-8366-8489	Mr. Gary Chin, Phone: +1-646-213-1909
Email: 06@cnutg.cn	Email: crocker.coulson@ccgir.com
us.cnutg.com	www.ccgirasia.com

Universal Travel Group Announces Strong First Quarter 2009 Results

•	Q1 Revenue Rises 72% and Net Income Climbs 123% Year-over-Year
•	Exceeds First Quarter 2009 Guidance of $16 to $17 million in revenue and $2.5 to $3 million in net income

SHENZHEN, China, May 6, 2009 – Universal Travel Group (OTC BB: UTVL.OB) (“Universal Travel Group” or the “Company”), a growing travel services provider in the People’s Republic of China (“PRC”) specializing in online and customer representative services to the travel service industry offering packaged tours, air ticketing, hotel reservation and air cargo agency services, today announced strong financial results for the first quarter ended March 31, 2009.

First Quarter of 2009 Highlights

•	Revenue reached $17.4 million, up 72.4% year-over-year
•	Gross profit totaled $6.3 million, up 123.3% year-over-year
•	Gross margin was 37% for the first quarter of 2009, compared to 28% in the same period in 2008
•	Income from operations was $4.4 million, up 133% year-over-over
•	Operating margin was 25% in the first quarter of 2009, compared to 19% in the same period in 2008
•	Net income was $3.3 million or $0.21 per fully diluted share, up 123.3% year-over-year from $1.5 million, or $0.12 per fully diluted share, in the same quarter of 2008
•	Signed exclusive, five year co-operation agreement with Byte Power (CQ) Info Tech Limited to rollout its TRIPEASY Kiosks in strategic locations in Chongqing
•	Completed a three-for-one reverse split in an effort to prepare the Company to apply for listing on a senior exchange
•	Strengthened its management team with the appointment of Mr. Jing Xie as Chief Financial Officer
•	Added increased functionality to it revolutionary TRIPEASY Kiosks

“Although the macroeconomic environment worldwide has continued to be challenging, Universal Travel Group has exhibited strong growth in revenue and net income year-over-year.  We attribute this strong performance to the Government’s stimulus plan and support of the industry, the successful introduction of our TRIPEASY Kiosks, increased brand awareness and solid execution,” said Ms. Jiangping Jiang, Chairwoman and CEO of Universal Travel Group.  “We have leveraged our full-service platform to expand our distribution network and have benefitted as our high margin online businesses continue to scale.”

First Quarter of 2009 Financial Results

Revenue for the three months ended March 31, 2009 was $17.4 million compared to $10.1 million for the same period in 2008, an increase of approximately 72.4%. The increase in revenue was due to improved weather conditions in the first quarter 2009, compared to the same period last year when severe snow storms struck most areas in China. The growth in revenue was further supported by the Chinese government's effective economic stimulus plans, creation of a new holiday policy to include a 3-day public holiday in April - "Tomb sweeping day", the successful rollout of additional TRIPEASY Kiosks, and the Company’s increased brand recognition.

Revenue from air-ticketing was $2.8 million for the three months ended March 31, 2009 compared to $1.4 million for the same period last year, an increase of approximately 92.5%. This increase was mainly due to expanded distribution channels, partnership with premium agents and higher commissions obtained from many airlines.

Revenue generated by the cargo agency segment for the three months ended March 31, 2009 was $1.9 million compared to $3.1 million for the same period in 2008, a decrease of approximately 40.5%. This decrease was due to reduced cargo volume as a result of the global economic crisis, with the overall industry falling 16.6%.

Revenue generated by the hotel reservation segment for the three months ended March 31, 2009 was $2.5 million compared to $0.6 million for the same period in 2008, an increase of approximately 310.9%. This increase was due to successful cross marketing and selling strategy within the Company's service chain.

Revenue generated by packaged tours for the three months ended March 31, 2009 was $10.2 million compared to $4.9 million for the same period in 2008, an increase of approximately 108.6%. This increase was primarily due to the tremendous growth of the domestic travel industry; first quarter travelers reached 560 million and tourism income receipts grew by 12.9%.

Gross profit for three months ended March 31, 2009 was $6.3 million compared to $2.8 million for three months ended March 31, 2008, an increase of approximately 123.3%.  The increase in gross profit reflects the Company's steady growth and profitability as well as efficient operational control by an experienced managment team.  Gross profit margin for the first quarter 2009 was 36.6% compared to 28.2% for the same period last year.

Selling, general and administrative expenses for three months ended March 31, 2009 totaled $1.8 million compared to $0.9 million for the same period last year, an increase of approximately 110.4%.  The increase in selling, general and administrative expenses reflects the expansion in the Company’s business segments.

Interest expense for three months ended March 31, 2009 totaled $0 compared to $0.04 million for three months ended March 31, 2008. The decrease in interest expense was a result of the Company paying off all bank loans in July 2008.

Net income was $3.3 million or 18.8% of revenue for three months ended March 31, 2009, compared to $1.5 million or 14.5% of revenue for three months ended March 31, 2008.  The increase in net income reflects the continued growth in the Company’s business, and improved weather conditions in first quarter of 2009.  The increase in net income as a percentage of revenue is due to the change in revenue mix, where the Company took advantage of the booming domestic tourism industry, created synergies by partnering air ticketing with hotel reservation businesses; and shifted its focus away from the lower margin cargo segment.

Financial Condition

Cash for operations and liquidity needs are funded primarily through cash flows from operations and short-term borrowings. Cash and cash equivalents were $19.2 million as of March 31, 2009. Current assets and current liabilities as of March 31, 2009, were $37.9 million and $5.3 million, yielding working capital of $32.6 million. The Company has no long-term debt. The Company believes that the income from operations is adequate to meet its operating needs in the near future. For the three months ended March 31, 2009, net cash provided by operating activities was approximately $4.2 million, which resulted primarily from efficient operational control and effective management of cash flow.

Recent Developments

•	Appointed U.S. based VP of Finance and Investor Relations, Mr. David Liu

•
Launched a newly designed corporate website, which integrates the Company’s three previous, separate ones (Classic, TRIPEASY, and Easytrip versions) into a single more integrated and streamlined platform

•	Formed a partnership with Fantasia Property Management Co., Ltd., as a first step to install 50 TRIPEASY Kiosks at 20 different locations of the partnership’s properties in Shenzhen

•	Presented the Best Sales Award by China Southern Airlines

Business Outlook

The Company is optimistic about the economic conditions in the People’s Republic of China as well as the continued positive momentum in the travel industry.  The abundant liquidity created by government stimulus packages has spurred consumption and demand for travel related services.  In addition, a survey published by China Confidential on April 2, 2009 ranked the People’s Republic of China to be the most popular holiday destination, taking 63.1% of overall votes, ahead of the U.S. and Europe.

Beginning April 1, 2009, Universal Travel Group expanded the functionality of its TRIPEASY Kiosks to include the ability to deliver cell phone minutes refill services, significantly expanding the Company’s potential user base.  The Company also formed a partnership to install 50 Kiosks at Fantasia Property Management’s properties in Shenzhen to provide a rapid rollout of its TRIPEASY Kiosks to a desired targeted audience. Universal Travel Group should be able to strengthen its existing loyal customer base as well as expand its market share by providing additional value-added services combined with the Kiosks rollout plan.

“We were particularly pleased with our performance this quarter, which demonstrates the strong organic growth in our business, reflecting successful execution of our strategy to cross-sell to our customers via a diversified platform,” said Ms. Jiangping Jiang. “We believe we have a wonderful opportunity ahead of us.  We believe our online businesses will continue to expand as we capture a greater share of the growing travel services industry in the PRC.”

Fiscal Year 2009 Guidance

For the full year 2009, Universal Travel Group expects sales to increase from $76.8 million in 2008 to between $88.0 - $96.0 million, net income to rise from $14.5 million in 2008 to $16.8 - $18.0 million, and earnings per diluted share to grow from $1.11 in 2008 to $1.20 - $1.29 after the recent three-for-one reverse split.

Conference Call Information

The Company will host a conference call at 11:00 a.m. E.D.T. on Thursday, May 7, 2009 to discuss results for the first quarter of 2009. To participate in the live conference call, please dial the following number five minutes prior to the scheduled conference call time: 800-688-0796. International callers should dial 617-614-4070. When prompted by the operator, mention conference ID 832 899 57.

If you are unable to participate in the call at this time, a replay will be available for 14 days starting on Thursday, May 7 at 1:00 p.m. E.D.T. To access the replay, please dial 888-286-8010 and enter the conference ID 237 184 38.  International callers should dial 617-801-6888 and enter the same conference ID 237 184 38.

Company Contact:
Mr. David Liu
VP of Finance and Investor Relations
Universal Travel Group
Address: 1230 Avenue of the Americas, 7th Floor
New York, NY 10020
Phone: +1-646-756-2666
Fax: +1-646-756-2999
Email: liudy@cnutg.com

About Universal Travel Group

Universal Travel Group, a growing travel services provider in the People’s Republic of China, is engaged in providing reservation, booking, and domestic and international travel and tourism services throughout the PRC via the internet and through customer representatives. Under the theme “Wings towards a more colorful life” the company's core services include tour packaging for customers, booking services for air tickets and hotels as well as air cargo transportation. In 2007, Universal Travel Group completed the acquisitions of Speedy Dragon, specializing in air cargo transportation; Xi’an Golden Net, specializing in travel packaged tours; Shanghai LanBao, specializing in hotel reservation and Foshan Overseas International, a PRC-based company that handles domestic and international travel inquiries. Universal Travel's goal is to become the PRC’s leading travel services provider in all fields of the tourism industry including the aviation, cargo, hotel booking and tour packaging segments. For more information about the company, please visit us.cnutg.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains certain statements that may include “forward-looking statements” within the meaning of federal securities laws. All statements, other than statements of historical facts, included herein are “forward-looking statements”. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the Company’s ability to successfully expand its market presence and those discussed in the Company's periodic reports that are filed with and available from the Securities and Exchange Commission. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

 — Financial tables follow —

UNIVERSAL TRAVEL GROUP

CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE MONTHS ENDED MARCH 31, 2009

	2009	2008

Gross revenues,	$17,369,678	$10,076,304
Cost of services	11,020,899	7,232,758
Gross Profit	6,348,779	2,843,546
Selling, general and administrative expenses	1,799,879	855,522
Stock based compensation	165,000	110,012
Total expenses	1,964,879	965,534

Income from operations	4,383,900	1,878,012

Other Income (Expense)
Loss on disposal of assets	-	(1,104)
Other income	3,828	2,874
Interest income	25,816	1,415
Interest expense	-	(36,707)
Total Other Income (Expense)	29,644	(33,522)
Income before income taxes	4,413,544	1,844,490

Provision for income taxes	(1,145,266)	(380,625)
Net income	$$3,268,278	$1,463,865

Net income per common share
Basic	$0.24	$0.12
Diluted	$0.21	$0.12

Weighted average common shares outstanding
Basic	13,873,969	12,306,715
Diluted	15,640,635	12,406,715

UNIVERSAL TRAVEL GROUP

CONSOLIDATED BALANCE SHEETS

MARCH 31, 2009 AND DECEMBER 31, 2008

	03/31/2009	12/31/2008
ASSETS
Current Assets
Cash and cash equivalents	$19,171,277	$16,204,531
Accounts receivable, net	12,913,177	10,715,206
Other receivables and deposits, net	431,979	141,413
Refundable acquisition deposit	-	-
Due from shareholder	-	-
Trade deposit	4,567,822	6,737,521
Advances	438,981	438,468
Escrow deposits	162,301	762,800
Prepaid expenses	196,154	319,257
Total Current Assets	37,881,691	35,319,196

Property & equipment, net	1,473,656	273,340
Intangible assets	280,134	307,335
Goodwill	13,526,809	13,526,809
	15,280,599	14,107,484

Total Assets	$53,162,290	$49,426,680

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Notes payable – bank	$-	$-
Note payable – others	-	-
Accounts payable and accrued expenses	2,912,428	2,219,156
Customer deposits	1,405,967	1,047,250
Income tax payable	975,038	1,759,402
Total Current Liabilities	5,293,433	5,025,808

Stockholders' Equity

Common stock, $.001 par value, 70,000,000 shares authorized, 13,873,969 and 13,873,969 issued and outstanding	13,873	13,873
Additional paid in capital	16,026,116	15,861,116
Other comprehensive income	1,554,873	1,520,166
Statutory reserve	372,144	372,144
Retained earnings	29,901,851	26,633,573
Total Stockholders' Equity	47,868,857	44,400,872
Total Liabilities and Stockholders' Equity	$53,162,290	$49,426,680

UNIVERSAL TRAVEL GROUP

CONSOLIDATED STATEMENTS OF CASH FLOW

FOR THE THREE MONTHS ENDED MARCH 31, 2009

	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$3,268,278	$1,463,865
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	87,283	19,489
Provision for doubtful accounts	9,205	2,961
Stock based compensation	165,000	110,102
Loss on asset disposal	-	1,105
(Increase) / decrease in assets:
Accounts receivable	(2,207,176)	455,846
Other receivable	(290,566)	751,167
Advances	(513)	(24,896)
Due from shareholder	-	1,309,981
Prepaid expenses	123,103	(2,492)
Trade deposits	2,169,699	(938,405)
Customer deposits
Escrow deposits	600,499	-
Increase / (decrease) in current liabilities:
Accounts payable and accrued expenses	693,272	(343,884)
Customer deposits	358,717	(120,045)
Income tax payable	(784,364)	(311,101)
Total Adjustments	924,159	909,828

Net cash provided by(used in) operating activities	4,192,437	2,373,693

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property & equipment	(1,260,398)	(5,647)
Purchase of intangibles	-	-
Proceeds from asset disposals	-	663
Acquisition deposits	-	1,453,050
Paid for acquisition – net of cash acquired	-	-
Net cash used by Investing activities	(1,260,398)	1,448,066

CASH FLOWS FROM FINANCING ACTIVITIES
(Repayments)Proceeds from bank loan – net	-	(78,347)
Proceeds of equity financing	-	599,994
Note payable – others	-	(977,019)
Net cash provided by financing activities	-	(453,372)
Effect of exchange rate changes on cash and cash equivalents	34,707	351,171

Net change in cash and cash equivalents	2,966,746	3,719,558
Cash and cash equivalents, beginning balance	16,204,531	2,671,684
Cash and cash equivalents, ending balance	$19,171,277	$6,391,242

SUPPLEMENTAL DISCLOSURES:
Cash paid during the year for:
Interest payments	$-	$36,707
Income Taxes	$1,929,630	$691,726
Other non-cash transactions

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